Exhibit 99.1

MSCI Reports Financial Results for First Quarter 2021

NEW YORK--(BUSINESS WIRE)--April 27, 2021--MSCI Inc. (“MSCI” or the “Company”) (NYSE: MSCI), a leading provider of critical decision support tools and services for the global investment community, today announced its financial results for the three months ended March 31, 2021 (“first quarter 2021”).

Financial and Operational Highlights for First Quarter 2021

(Note: Unless otherwise noted, percentage and other changes are relative to the three months ended March 31, 2020 (“first quarter 2020”) and Run Rate percentage changes are relative to March 31, 2020).

  Operating revenues of $478.4 million, up 14.8%
  Recurring subscription revenues up 10.9%; Asset-based fees up 26.5%
  Operating margin of 53.2%; Adjusted EBITDA margin of 57.8%
  Diluted EPS of $2.36, up 36.4%; Adjusted EPS of $2.46, up 29.5%
  New recurring subscription sales growth of 20.7%; Organic subscription Run Rate growth of 10.3%; Retention Rate of 96.3%
  Repurchased 329,508 shares at an average price of $407.70 per share for a total value of $134.3 million
  Paid $64.6 million in dividends to shareholders; Cash dividend of $0.78 per share declared by MSCI Board of Directors for second quarter 2021

	Three Months Ended
In thousands,	Mar. 31,	Mar. 31,
except per share data (unaudited)	2021	2020	% Change
Operating revenues	$478,423	$416,780	14.8%
Operating income	$254,375	$207,884	22.4%
Operating margin %	53.2%	49.9%

Net income	$196,819	$148,125	32.9%

Diluted EPS	$2.36	$1.73	36.4%
Adjusted EPS	$2.46	$1.90	29.5%

Adjusted EBITDA	$276,586	$229,227	20.7%
Adjusted EBITDA margin %	57.8%	55.0%

“In the first quarter of 2021, we reported 11.1% subscription run rate growth and 26.5% asset-based fee growth, fundamental indicators of the long-term health of the MSCI franchise. Combined with impressive quarterly revenues and Adjusted EPS, we are beginning the year with a strong financial foundation that positions us well to execute on the ‘Triple Crown’ investments that we shared at our 2021 Investor Day in February,” said Henry A. Fernandez, Chairman and CEO of MSCI.

“Our focus remains on supporting the investment process needs of our clients with highly differentiated solutions enabled by best-in-class capabilities. We have a strong conviction in our ability to drive innovation in the investment industry and sustain our track record of growth and compounding shareholder value,” added Mr. Fernandez.

First Quarter Consolidated Results

Operating Revenues: Operating revenues were $478.4 million, up 14.8%. The $61.6 million increase was comprised of $33.3 million in higher recurring subscription revenues and $26.5 million in higher asset-based fees, as well as $1.8 million in higher non-recurring revenues.

Run Rate and Retention Rate: Total Run Rate at March 31, 2021 was $1,899.0 million, up 18.4%. The $294.8 million increase was driven by a $155.0 million increase in asset-based fees Run Rate and a $139.8 million increase in recurring subscription Run Rate. Organic subscription Run Rate growth was 10.3%. Retention Rate in first quarter 2021 was 96.3%, compared to 95.0% in first quarter 2020.

Expenses: Total operating expenses were $224.0 million, up 7.3%. Adjusted EBITDA expenses were $201.8 million, up 7.6%, reflecting higher compensation and benefits expense, as well as technology investments, partially offset by lower travel and entertainment expense. Total operating expenses excluding the impact of foreign currency exchange rate fluctuations (“ex-FX”) and adjusted EBITDA expenses ex-FX increased 5.4% and 5.6%, respectively.

Headcount: As of March 31, 2021, headcount was 3,728 employees, with approximately 35% and approximately 65% of employees located in developed market and emerging market locations, respectively.

Other Expense (Income), Net: Other expense (income), net was $38.3 million, down 14.9%. The lower net expense primarily reflected the absence of debt extinguishment costs that resulted from a notes redemption in first quarter 2020.

Income Taxes: The effective tax rate was 8.9% in first quarter 2021 compared to 9.0% in first quarter 2020. The lower effective tax rate was driven by the level and jurisdictional mix of earnings as well as the favorable impact of final regulations released during the third quarter 2020 clarifying certain provisions in the Tax Cuts and Jobs Act that was enacted on December 22, 2017 (“Tax Reform”). In addition, both periods reflected significant discrete income tax benefits, primarily related to the vesting of annual equity awards.

Net Income: As a result of the factors described above, net income was $196.8 million, up 32.9%.

Adjusted EBITDA: Adjusted EBITDA was $276.6 million, up 20.7%. Adjusted EBITDA margin in first quarter 2021 was 57.8%, compared to 55.0% in first quarter 2020.

Index Segment:

Table 1A: Results (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2021	2020	% Change
Operating revenues:
Recurring subscriptions	$155,117	$139,840	10.9%
Asset-based fees	126,706	100,196	26.5%
Non-recurring	10,668	9,220	15.7%
Total operating revenues	292,491	249,256	17.3%
Adjusted EBITDA expenses	72,612	65,669	10.6%
Adjusted EBITDA	$219,879	$183,587	19.8%
Adjusted EBITDA margin %	75.2%	73.7%

Index operating revenues were $292.5 million, up 17.3%. The $43.2 million increase was primarily driven by $26.5 million in higher asset-based fees and $15.3 million in higher recurring subscription revenues.

The increase in recurring subscription revenues primarily reflected strong growth in market cap-weighted index products.

Growth in asset-based fees primarily reflected an increase in revenues from exchange traded funds (“ETFs”) linked to MSCI equity indexes. This increase was in turn driven by a 33.3% increase in average AUM in ETFs linked to MSCI equity indexes, partially offset by a change in fee levels of certain products. Non-ETF indexed funds linked to MSCI equity indexes and exchange traded futures & options contracts linked to MSCI equity indexes also contributed to the increase in revenues.

Index Run Rate as of March 31, 2021 was $1.1 billion, up 23.4%. The $215.4 million increase was comprised of a $155.0 million increase in asset-based fees Run Rate and a $60.4 million increase in recurring subscription Run Rate. The increase in recurring subscription Run Rate was primarily driven by growth in market cap-weighted index products and reflected growth across all regions and all client segments. The increase in asset-based fees Run Rate was primarily driven by higher AUM in ETFs linked to MSCI equity indexes.

Analytics Segment:

Table 1B: Results (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2021	2020	% Change
Operating revenues:
Recurring subscriptions	$131,672	$124,065	6.1%
Non-recurring	2,345	1,443	62.5%
Total operating revenues	134,017	125,508	6.8%
Adjusted EBITDA expenses	88,286	89,191	(1.0%)
Adjusted EBITDA	$45,731	$36,317	25.9%
Adjusted EBITDA margin %	34.1%	28.9%

Analytics operating revenues were $134.0 million, up 6.8%. The $8.5 million increase was driven by higher recurring subscription revenues, predominantly from Multi-Asset Class Analytics products.

Analytics Run Rate as of March 31, 2021 was $557.0 million, up 5.4%. The increase of $28.6 million was driven by growth in both Multi-Asset Class and Equity Analytics products. Analytics organic Run Rate growth was 4.7%.

ESG and Climate Segment:

Table 1C: Results (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2021	2020	% Change
Operating revenues:
Recurring subscriptions	$34,140	$24,901	37.1%
Non-recurring	610	332	83.7%
Total operating revenues	34,750	25,233	37.7%
Adjusted EBITDA expenses	29,705	21,607	37.5%
Adjusted EBITDA	$5,045	$3,626	39.1%
Adjusted EBITDA margin %	14.5%	14.4%

ESG and Climate operating revenues were $34.8 million, up 37.7%. The $9.5 million increase was primarily driven by strong growth from Ratings products, including Climate products. ESG and Climate organic operating revenue growth was 31.8%.

ESG and Climate Run Rate as of March 31, 2021 was $147.3 million, up 42.0%. The $43.6 million increase reflects strong growth across both Ratings and Climate products. ESG and Climate organic Run Rate growth was 38.8%.

All Other – Private Assets Segment:

Table 1D: Results (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2021	2020	% Change
Operating revenues:
Recurring subscriptions	$16,803	$15,619	7.6%
Non-recurring	362	1,164	(68.9%)
Total operating revenues	17,165	16,783	2.3%
Adjusted EBITDA expenses	11,234	11,086	1.3%
Adjusted EBITDA	$5,931	$5,697	4.1%
Adjusted EBITDA margin %	34.6%	33.9%

All Other – Private Assets operating revenues, which is reflective of the Real Estate operating segment, were $17.2 million, up 2.3%, primarily reflecting favorable foreign currency exchange rate fluctuations, partially offset by the absence of a previously disclosed one-time data license fee in first quarter 2020.

All Other – Private Assets Run Rate, which is reflective of the Real Estate operating segment, as of March 31, 2021 was $56.9 million, up 14.6%. The $7.2 million increase primarily reflected strong growth in both Enterprise Analytics and Global Intel products and growth from new sales of Real Estate Climate Value-at-Risk products. All Other – Private Assets organic subscription Run Rate growth was 7.4%.

Select Balance Sheet Items and Capital Allocation

Cash Balances and Outstanding Debt: Cash and cash equivalents was $1.7 billion as of March 31, 2021 and included the proceeds from the issuance of $500.0 million aggregate principal amount of 3.625% senior unsecured notes due 2030 completed on March 26, 2021(the “2030 Senior Notes”). On April 12, 2021, the Company used the proceeds from the 2030 Senior Notes, together with available cash, for the pre-maturity redemption of all $500.0 million aggregate principal amount outstanding of its 4.750% senior unsecured notes due 2026 (the “April Notes Redemption”), which is expected to result in redemption charges of approximately $21.8 million in the second quarter 2021. MSCI typically seeks to maintain minimum cash balances globally of approximately $200.0 million to $250.0 million for general operating purposes.

Total outstanding debt, including the current portion of long-term debt, as of March 31, 2021 was $3.9 billion. The total debt to net income ratio (based on trailing twelve months net income) was 5.9x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.8x. Taking the April Notes Redemption into account, the total debt to net income ratio (based on trailing twelve months net income) would be 5.2x, and the total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) would be 3.3x.

MSCI seeks to maintain gross leverage to adjusted EBITDA in a target range of 3.0x to 3.5x.

Capex and Cash Flow: Capex was $10.4 million. Cash provided by operating activities was $215.5 million, up 91.1% primarily reflecting higher collections. Free cash flow was $205.1 million, up 101.2%.

Share Count and Share Repurchases: Weighted average diluted shares outstanding were 83.5 million in first quarter 2021, down 2.4% year-over-year. During first quarter 2021, a total of 329,508 shares were repurchased at an average price of $407.70 per share for a total value of $134.3 million. A total of $1.6 billion of outstanding share repurchase authorization remains as of April 23, 2021. Total shares outstanding as of March 31, 2021 were 82.4 million.

Dividends: Approximately $64.6 million in dividends were paid to shareholders in first quarter 2021. On April 26, 2021, the MSCI Board of Directors declared a cash dividend of $0.78 per share for second quarter 2021, payable on May 28, 2021 to shareholders of record as of the close of trading on May 14, 2021.

Full-Year 2021 Guidance

MSCI's guidance for the year ending December 31, 2021 (“Full-Year 2021”) is based on assumptions about a number of macroeconomic and capital market factors, in particular related to equity markets. These assumptions are subject to uncertainty, and actual results for the year could differ materially from our current guidance, including as a result of ongoing uncertainty related to the duration, magnitude and impact of the COVID-19 pandemic.

Guidance Item	Current Guidance for Full-Year 2021	Prior Guidance for Full-Year 2021
Operating Expense	$885 to $920 million	$870 to $895 million
Adjusted EBITDA Expense	$795 to $825 million	$780 to $800 million
Interest Expense (including amortization of financing fees)(1)	~$150 million	~$150 million
Depreciation & Amortization Expense	$90 to $95 million	$90 to $95 million
Effective Tax Rate	15.0% to 18.0%	16.0% to 19.0%
Capital Expenditures	$50 to $60 million	$50 to $60 million
Net Cash Provided by Operating Activities	$885 to $925 million	$845 to $885 million
Free Cash Flow	$825 to $875 million	$785 to $835 million

(1) Interest income will continue to be impacted by the lower rates available on cash balances.

Conference Call Information

MSCI's senior management will review the first quarter 2021 results on Tuesday, April 27, 2021 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's Investor Relations homepage, https://ir.msci.com/events-and-presentations, or dial 1-877-376-9931 conference ID: 3064178 within the United States. International callers may dial 1-720-405-2251 conference ID: 3064178. The teleconference will also be webcast with an accompanying slide presentation which can be accessed through MSCI's Investor Relations website. An archived replay of the webcast also will be available shortly after the live event on MSCI's Investor Relations website, https://ir.msci.com/events-and-presentations.

About MSCI Inc.

MSCI is a leading provider of critical decision support tools and services for the global investment community. With over 50 years of expertise in research, data and technology, we power better investment decisions by enabling clients to understand and analyze key drivers of risk and return and confidently build more effective portfolios. We create industry-leading research-enhanced solutions that clients use to gain insight into and improve transparency across the investment process. To learn more, please visit www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, MSCI’s full-year 2021 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond MSCI’s control and that could materially affect actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Securities and Exchange Commission (“SEC”) on February 12, 2021 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if MSCI’s underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website, including its quarterly updates, blog, podcasts and social media channels, including its corporate Twitter account (@MSCI_Inc), as channels of distribution of company information. The information MSCI posts through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following MSCI’s press releases, quarterly SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alerts Subscription” section of MSCI’s Investor Relations homepage at http://ir.msci.com/email-alerts. The contents of MSCI’s website, including its quarterly updates, blog, podcasts and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Retention Rate, Run Rate, subscription sales, subscription cancellations and non-recurring sales.

Retention Rate is an important metric because subscription cancellations decrease our Run Rate and ultimately our operating revenues over time. The annual Retention Rate represents the retained subscription Run Rate (subscription Run Rate at the beginning of the fiscal year less actual cancels during the year) as a percentage of the subscription Run Rate at the beginning of the fiscal year.

The Retention Rate for a non-annual period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the non-annual period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the fiscal year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the period.

Retention Rate is computed by operating segment on a product/service-by-product/service basis. In general, if a client reduces the number of products or services to which it subscribes within a segment, or switches between products or services within a segment, we treat it as a cancellation for purposes of calculating our Retention Rate except in the case of a product or service switch that management considers to be a replacement product or service. In those replacement cases, only the net change to the client subscription, if a decrease, is reported as a cancel. In the Analytics and the ESG and Climate operating segments, substantially all product or service switches are treated as replacement products or services and netted in this manner, while in our Index and Real Estate operating segments, product or service switches that are treated as replacement products or services and receive netting treatment occur only in certain limited instances. In addition, we treat any reduction in fees resulting from a down-sale of the same product or service as a cancellation to the extent of the reduction. We do not calculate Retention Rate for that portion of our Run Rate attributable to assets in index-linked investment products or futures and options contracts, in each case, linked to our indexes.

Run Rate estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described below. For any Client Contract where fees are linked to an investment product’s assets or trading volume/fees, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and/or reported exchange fees, and for other non-ETF products, the most recent client-reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date, and associated revenue recognition, may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract with respect to which we have received a notice of termination or non-renewal during the period and have determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such notice is not effective until a later date.

“Organic subscription Run Rate growth” is defined as the period over period Run Rate growth, excluding the impact of changes in foreign currency and the first year impact of any acquisitions. It is also adjusted for divestitures. Changes in foreign currency are calculated by applying the currency exchange rate from the comparable prior period to current period foreign currency denominated Run Rate.

Sales represents the annualized value of products and services clients commit to purchase from MSCI and will result in additional operating revenues. Non-recurring sales represent the actual value of the customer agreements entered into during the period and are not a component of Run Rate. New recurring subscription sales represent additional selling activities, such as new customer agreements, additions to existing agreements or increases in price that occurred during the period and are additions to Run Rate. Subscription cancellations reflect client activities during the period, such as discontinuing products and services and/or reductions in price, resulting in reductions to Run Rate. Net new recurring subscription sales represent the amount of new recurring subscription sales net of subscription cancellations during the period, which reflects the net impact to Run Rate during the period.

Total gross sales represent the sum of new recurring subscription sales and non-recurring sales. Total net sales represent the total gross sales net of the impact from subscription cancellations.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 through 15 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.

“Adjusted EBITDA” is defined as net income before (1) provision for income taxes, (2) other expense (income), net, (3) depreciation and amortization of property, equipment and leasehold improvements, (4) amortization of intangible assets and, at times, (5) certain other transactions or adjustments.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets and, at times, certain other transactions or adjustments.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of the amortization of acquired intangible assets, including the amortization of the basis difference between the cost of the equity method investment and MSCI’s share of the net assets of the investee at historical carrying value, the impact of divestitures, the impact of adjustments for the Tax Cuts and Jobs Act that was enacted on December 22, 2017 ("Tax Reform"), except for certain amounts associated with active tax planning implemented as a result of Tax Reform, and, at times, certain other transactions or adjustments, including the impact related to costs associated with debt extinguishment.

“Adjusted tax rate” is defined as the effective tax rate excluding the impact of Tax Reform adjustments (except for certain amounts associated with active tax planning implemented as a result of Tax Reform).

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

“Organic operating revenue growth” is defined as operating revenue growth compared to the prior year period excluding the impact of acquired businesses, divested businesses and foreign currency exchange rate fluctuations.

Asset-based fees ex-FX does not adjust for the impact from foreign currency exchange rate fluctuations on the underlying assets under management (“AUM”).

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of certain capital spending and acquisitions that do not directly affect what management considers to be our ongoing operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the impact of any transactions that do not directly affect what management considers to be our ongoing operating performance in the period. We also exclude the after-tax impact of the amortization of acquired intangible assets and amortization of the basis difference between the cost of the equity method investment and MSCI’s share of the net assets of the investee at historical carrying value, as these non-cash amounts are significantly impacted by the timing and size of each acquisition and therefore not meaningful to the ongoing operating performance in the period.

We believe that adjusted tax rate is useful to investors because it increases the comparability of period-to-period results by adjusting for the estimated net impact of Tax Reform.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe organic operating revenue growth is a meaningful measure of the operating performance of MSCI because it adjusts for the impact of foreign currency exchange rate fluctuations and excludes the impact of operating revenues attributable to acquired and divested businesses for the comparable prior year period, providing insight into our ongoing operating performance for the period(s) presented.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS, adjusted tax rate, Capex, free cash flow and organic operating revenue growth are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies. These measures can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Accordingly, the Company’s computation of these measures may not be comparable to similarly-titled measures computed by other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations reflect the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period. While operating revenues adjusted for the impact of foreign currency fluctuations includes asset-based fees that have been adjusted for the impact of foreign currency fluctuations, the underlying AUM, which is the primary component of asset-based fees, is not adjusted for foreign currency fluctuations. More than three-fifths of the AUM are invested in securities denominated in currencies other than the U.S. dollar, and accordingly, any such impact is excluded from the disclosed foreign currency-adjusted variances.

Table 2: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands, except per share data	2021	2020	% Change
Operating revenues	$478,423	$416,780	14.8%
Operating expenses:
Cost of revenues	85,780	74,609	15.0%
Selling and marketing	56,467	55,549	1.7%
Research and development	24,862	26,562	(6.4%)
General and administrative	34,728	30,833	12.6%
Amortization of intangible assets	15,068	13,776	9.4%
Depreciation and amortization of property, equipment and leasehold improvements	7,143	7,567	(5.6%)
Total operating expenses(1)	224,048	208,896	7.3%

Operating income	254,375	207,884	22.4%

Interest income	(386)	(3,483)	(88.9%)
Interest expense	37,584	40,231	(6.6%)
Other expense (income)	1,149	8,287	(86.1%)
Other expense (income), net	38,347	45,035	(14.9%)

Income before provision for income taxes	216,028	162,849	32.7%

Provision for income taxes	19,209	14,724	30.5%
Net income	$196,819	$148,125	32.9%

Earnings per basic common share	$2.38	$1.75	36.0%

Earnings per diluted common share	$2.36	$1.73	36.4%

Weighted average shares outstanding used in computing earnings per share:

Basic	82,640	84,870	(2.6%)
Diluted	83,493	85,548	(2.4%)

(1) Includes stock-based compensation expense of $19.3 million and $16.3 million for the three months ended Mar. 31, 2021 and Mar. 31, 2020, respectively.

Table 3: Selected Balance Sheet Items (unaudited)

	As of
	Mar. 31,	Dec. 31,
In thousands	2021	2020
Cash and cash equivalents	$1,747,147	$1,300,521
Accounts receivable, net of allowances	$506,849	$558,569

Deferred revenue	$672,054	$675,870
Current maturities of long-term debt(1)	$496,425	$—
Long-term debt(2)	$3,369,469	$3,366,777

(1) Consists of gross current maturities of long-term debt, net of deferred financing fees. Gross current maturities of long-term debt was $500.0 million at Mar. 31, 2021.
(2) Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt was $3,400.0 million at Mar. 31, 2021 and $3,400.0 million at Dec. 31, 2020.

Table 4: Selected Cash Flow Items (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2021	2020	% Change
Net cash provided by operating activities	$215,457	$112,770	91.1%
Net cash used in investing activities	(10,360)	(201,638)	94.9%
Net cash provided by (used in) financing activities	245,542	(340,081)	172.2%
Effect of exchange rate changes	(4,013)	(10,762)	62.7%
Net increase (decrease) in cash and cash equivalents	$446,626	$(439,711)	201.6%

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2021	2020	% Change
Operating revenues:
Recurring subscriptions	$155,117	$139,840	10.9%
Asset-based fees	126,706	100,196	26.5%
Non-recurring	10,668	9,220	15.7%
Total operating revenues	292,491	249,256	17.3%
Adjusted EBITDA expenses	72,612	65,669	10.6%
Adjusted EBITDA	$219,879	$183,587	19.8%
Adjusted EBITDA margin %	75.2%	73.7%

Analytics	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2021	2020	% Change
Operating revenues:
Recurring subscriptions	$131,672	$124,065	6.1%
Non-recurring	2,345	1,443	62.5%
Total operating revenues	134,017	125,508	6.8%
Adjusted EBITDA expenses	88,286	89,191	(1.0%)
Adjusted EBITDA	$45,731	$36,317	25.9%
Adjusted EBITDA margin %	34.1%	28.9%

ESG and Climate	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2021	2020	% Change
Operating revenues:
Recurring subscriptions	$34,140	$24,901	37.1%
Non-recurring	610	332	83.7%
Total operating revenues	34,750	25,233	37.7%
Adjusted EBITDA expenses	29,705	21,607	37.5%
Adjusted EBITDA	$5,045	$3,626	39.1%
Adjusted EBITDA margin %	14.5%	14.4%

All Other - Private Assets	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2021	2020	% Change
Operating revenues:
Recurring subscriptions	$16,803	$15,619	7.6%
Non-recurring	362	1,164	(68.9%)
Total operating revenues	17,165	16,783	2.3%
Adjusted EBITDA expenses	11,234	11,086	1.3%
Adjusted EBITDA	$5,931	$5,697	4.1%
Adjusted EBITDA margin %	34.6%	33.9%

Consolidated	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2021	2020	% Change
Operating revenues:
Recurring subscriptions	$337,732	$304,425	10.9%
Asset-based fees	126,706	100,196	26.5%
Non-recurring	13,985	12,159	15.0%
Operating revenues total	478,423	416,780	14.8%
Adjusted EBITDA expenses	201,837	187,553	7.6%
Adjusted EBITDA	$276,586	$229,227	20.7%
Adjusted EBITDA margin %	57.8%	55.0%
Operating margin %	53.2%	49.9%

Table 6: Sales and Retention Rate by Segment (unaudited)(1)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2021	2020
Index
New recurring subscription sales	$20,856	$19,054
Subscription cancellations	(5,198)	(5,116)
Net new recurring subscription sales	$15,658	$13,938
Non-recurring sales	$11,205	$10,283
Total gross sales	$32,061	$29,337
Total Index net sales	$26,863	$24,221

Index Retention Rate	96.6%	96.3%

Analytics
New recurring subscription sales	$12,210	$11,218
Subscription cancellations	(5,879)	(8,244)
Net new recurring subscription sales	$6,331	$2,974
Non-recurring sales	$2,973	$3,265
Total gross sales	$15,183	$14,483
Total Analytics net sales	$9,304	$6,239

Analytics Retention Rate	95.8%	93.7%

ESG and Climate
New recurring subscription sales	$11,640	$6,994
Subscription cancellations	(1,052)	(1,503)
Net new recurring subscription sales	$10,588	$5,491
Non-recurring sales	$697	$151
Total gross sales	$12,337	$7,145
Total ESG and Climate net sales	$11,285	$5,642

ESG and Climate Retention Rate	97.0%	94.1%

All Other - Private Assets
New recurring subscription sales	$1,684	$1,175
Subscription cancellations	(698)	(550)
Net new recurring subscription sales	$986	$625
Non-recurring sales	$886	$880
Total gross sales	$2,570	$2,055
Total All Other - Private Assets net sales	$1,872	$1,505

All Other - Private Assets Retention Rate	95.1%	95.7%

Consolidated
New recurring subscription sales	$46,390	$38,441
Subscription cancellations	(12,827)	(15,413)
Net new recurring subscription sales	$33,563	$23,028
Non-recurring sales	$15,761	$14,579
Total gross sales	$62,151	$53,020
Total net sales	$49,324	$37,607

Total Retention Rate	96.3%	95.0%

(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of new recurring subscription sales, subscription cancellations, net new recurring subscription sales, non-recurring sales, total gross sales, total net sales and Retention Rate.

Table 7: AUM in ETFs Linked to MSCI Equity Indexes (unaudited)(1)(2)

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
In billions	2021	2020	2020	2020	2020
Beginning Period AUM in ETFs linked to
MSCI equity indexes	$1,103.6	$908.9	$825.4	$709.5	$934.4
Market Appreciation/(Depreciation)	43.2	135.7	57.0	117.4	(216.5)
Cash Inflows	62.8	59.0	26.5	(1.5)	(8.4)
Period-End AUM in ETFs linked to
MSCI equity indexes	$1,209.6	$1,103.6	$908.9	$825.4	$709.5

Period Average AUM in ETFs linked to
MSCI equity indexes	$1,169.2	$999.2	$893.4	$776.9	$877.1

Period-End Basis Point Fee(3)	2.61	2.67	2.67	2.67	2.71

(1) The historical values of the AUM in ETFs linked to our equity indexes as of the last day of the month and the monthly average balance can be found under the link “AUM in ETFs Linked to MSCI Equity Indexes” on our Investor Relations homepage at http://ir.msci.com. Information contained on our website is not incorporated by reference into this Press Release or any other report filed with the SEC. The AUM in ETFs also includes AUM in Exchange Traded Notes, the value of which is less than 1.0% of the AUM amounts presented.

(2) The value of AUM in ETFs linked to MSCI equity indexes is calculated by multiplying the equity ETFs net asset value by the number of shares outstanding.
(3) Based on period-end Run Rate for ETFs linked to MSCI equity indexes using period-end AUM.

Table 8: Run Rate by Segment and Type (unaudited)(1)

	As of
	Mar. 31,	Mar. 31,
In thousands	2021	2020	% Change
Index
Recurring subscriptions	$634,565	$574,132	10.5%
Asset-based fees	503,207	348,218	44.5%
Index Run Rate	1,137,772	922,350	23.4%

Analytics Run Rate	556,997	528,378	5.4%

ESG and Climate Run Rate	147,334	103,781	42.0%

All Other - Private Assets Run Rate	56,900	49,671	14.6%

Total Run Rate	$1,899,003	$1,604,180	18.4%

Total recurring subscriptions	$1,395,796	$1,255,962	11.1%
Total asset-based fees	503,207	348,218	44.5%
Total Run Rate	$1,899,003	$1,604,180	18.4%

(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands	2021	2020
Index adjusted EBITDA	$219,879	$183,587
Analytics adjusted EBITDA	45,731	36,317
ESG and Climate adjusted EBITDA	5,045	3,626
All Other - Private Assets adjusted EBITDA	5,931	5,697
Consolidated adjusted EBITDA	276,586	229,227
Amortization of intangible assets	15,068	13,776
Depreciation and amortization of property, equipment and leasehold improvements	7,143	7,567
Operating income	254,375	207,884
Other expense (income), net	38,347	45,035
Provision for income taxes	19,209	14,724
Net income	$196,819	$148,125

Table 10: Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted EPS (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
In thousands, except per share data	2021	2020
Net income	$196,819	$148,125
Plus: Amortization of acquired intangible assets and equity method investment basis difference	9,558	8,778
Plus: Debt extinguishment costs associated with the 2024 Senior Notes Redemption	—	9,966
Less: Tax Reform adjustments	—	(759)
Less: Income tax effect	(850)	(3,396)
Adjusted net income	$205,527	$162,714

Diluted EPS	$2.36	$1.73
Plus: Amortization of acquired intangible assets and equity method investment basis difference	0.11	0.10
Plus: Debt extinguishment costs associated with the 2024 Senior Notes Redemption	—	0.12
Less: Tax Reform adjustments	—	(0.01)
Less: Income tax effect	(0.01)	(0.04)
Adjusted EPS	$2.46	$1.90

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended		Full-Year
	Mar. 31,	Mar. 31,	2021
In thousands	2021	2020	Outlook(1)
Index adjusted EBITDA expenses	$72,612	$65,669
Analytics adjusted EBITDA expenses	88,286	89,191
ESG and Climate adjusted EBITDA expenses	29,705	21,607
All Other - Private Assets adjusted EBITDA expenses	11,234	11,086
Consolidated adjusted EBITDA expenses	201,837	187,553	$795,000 - $825,000
Amortization of intangible assets	15,068	13,776
Depreciation and amortization of property, equipment and leasehold improvements	7,143	7,567	$90,000 - $95,000
Total operating expenses	$224,048	$208,896	$885,000 - $920,000

(1) We have not provided a full line-item reconciliation for adjusted EBITDA expenses to total operating expenses for this future period because we do not provide guidance on the individual reconciling items between total operating expenses and adjusted EBITDA expenses.

Table 12: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

	Three Months Ended		Full-Year
	Mar. 31,	Mar. 31,	2020
In thousands	2021	2020	Outlook(1)
Net cash provided by operating activities	$215,457	$112,770	$885,000 - $925,000
Capital expenditures	(664)	(3,613)
Capitalized software development costs	(9,696)	(7,203)
Capex	(10,360)	(10,816)	($60,000 - $50,000)
Free cash flow	$205,097	$101,954	$825,000 - $875,000

(1) We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we do not provide guidance on the individual reconciling items between net cash from operating activities and free cash flow.

Table 13: Reconciliation of Effective Tax Rate to Adjusted Tax Rate (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2021	2020
Effective tax rate	8.9%	9.0%
Tax Reform impact on effective tax rate	—%	0.5%
Adjusted tax rate	8.9%	9.5%

Table 14: First Quarter 2021 Reconciliation of Operating Revenue Growth to Organic Operating Revenue Growth (unaudited)

	Comparison of the Three Months Ended March 31, 2021 and 2020
	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Index	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	17.3%	10.9%	26.5%	15.7%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	(0.1%)	(0.1%)	(0.2%)	—%
Organic operating revenue growth	17.2%	10.8%	26.3%	15.7%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Analytics	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	6.8%	6.1%	—%	62.5%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	(0.2%)	(0.1%)	—%	(0.8%)
Organic operating revenue growth	6.6%	6.0%	—%	61.7%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
ESG and Climate	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	37.7%	37.1%	—%	83.7%
Impact of acquisitions and divestures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	(5.9%)	(5.9%)	—%	(6.3%)
Organic operating revenue growth	31.8%	31.2%	—%	77.4%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
All Other - Private Assets	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	2.3%	7.6%	—%	(68.9%)
Impact of acquisitions and divestures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	(7.9%)	(8.4%)	—%	(1.8%)
Organic operating revenue growth	(5.6%)	(0.8%)	—%	(70.7%)

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Consolidated	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	14.8%	10.9%	26.5%	15.0%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	(0.8%)	(1.0%)	(0.2%)	(0.4%)
Organic operating revenue growth	14.0%	9.9%	26.3%	14.6%

Contacts

MSCI Inc. Contacts

Investor Inquiries
sallilyn.schwartz@msci.com
Salli Schwartz + 1 212 804 5306

Media Inquiries
PR@msci.com
Sam Wang +1 212 804 5244
Melanie Blanco +1 212 981 1049
Rachel Lai +852 2844 9315